Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 14, 2009, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Books-A-Million, Inc. (the “Company”) on Form 10-K for the year ended January 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of the Company on Forms S-8 (File No. 333-135719, File No. 333-126008, File No. 333-116831, File No. 333-84822, File No. 333-34384, File No. 333-58619, File No. 33-72812 and File No. 33-86980).

/s/ GRANT THORNTON LLP

Atlanta, Georgia

April 14, 2009